CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
5.150% Internotes® Due June 15, 2023	$28,225,000	$2,012.44

Filed Under Rule 424(b)(3), Registration Statement No. 333-156929
Pricing Supplement Number 319 Dated June 21, 2010
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R6Z4	100%	2.150%	FIXED	5.150%	SEMI-ANNUAL	06/15/2023	12/15/2010	$24.46	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

General Electric Capital Corporation	Offering Dates: June 14, 2010 through Monday, June 21, 2010
Trade Date: June 21, 2010 @12:00 PM ET
Settle Date: June 24, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009